Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS STRONG FISCAL 2010 FOURTH-QUARTER RESULTS
•	Net income of $7.9 million for the quarter represents a $15.8 million improvement from the loss of $7.9 million in last year’s fourth quarter

•	Net income for the quarter was $11.7 million or $0.37 per share excluding certain one-time charges and acquisition-related items, compared with $5.4 million or $0.21 per share for the prior-year period

•	Net income for the full year was $48.2 million or $1.72 per share excluding certain one-time charges and acquisition-related items, compared with $16.4 million or $0.64 per share in fiscal 2009

•	Earnings for 2011 expected to reach record levels between $57 million to $62 million
AKRON, Ohio — October 25, 2010 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2010 fourth quarter ended August 31, 2010. The Company reported net income for the fourth quarter of $7.9 million, or $0.25 per diluted share, a $15.8 million improvement from the net loss of $7.9 million for the comparable period last year. The translation effect of foreign currencies reduced net income by $1.2 million.
The fiscal 2010 fourth quarter included certain after-tax net charges of approximately $3.8 million, which were primarily related to purchase accounting adjustments, asset write-downs, costs related to acquisitions and restructuring-related expenses. Last year’s fourth quarter included $13.3 million of after-tax, non-operating charges related to restructuring expenses and asset write-downs. Excluding these charges, net income for the fiscal 2010 fourth quarter was $11.7 million, or $0.37 per diluted share, compared with $5.4 million, or $0.21 per diluted share, for the prior-year period. The Company’s fiscal 2010 fourth-quarter results contained a full quarter of the acquired ICO, Inc.’s operations, which contributed approximately $2.4 million to adjusted net income in the quarter, including $2.4 million of increased amortization and depreciation expense after tax.
“We are pleased with our strong earnings improvement for both the fourth quarter and the full year of fiscal 2010,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our performance shows that our strategy is working, and it reflects the strong culture we are developing at A. Schulman — a culture that is committed to shareholder value creation through long-term profitable growth. We saw the restoration of profitability in our legacy U.S. operations in fiscal 2010 as well as the strengthening of our position in key global markets.”
Gingo continued, “During the fiscal year, we successfully completed two acquisitions — ICO, which expanded our global presence in the masterbatch and specialty powders markets, and McCann Color, which increased our capabilities in the North American masterbatch market. We are also excited about our agreement to acquire Mash Compostos Plasticos, which we announced on October 18, 2010, pending customary closing procedures. Based in Brazil, Mash produces masterbatch additives and engineered plastics compounds. Along with ICO, this marks our second acquisition in the past six months in Brazil that will help us expand our presence in this growing market.”

Net sales for the fiscal 2010 fourth quarter were $476.2 million, an increase of 49% compared with $320.6 million for the comparable period last year. Excluding ICO, sales increased 17% compared with net sales in the same period a year ago. Volume reached 525 million pounds, up 60% from last year’s reported 329 million pounds. ICO accounted for 183 million pounds. Excluding ICO, volume increased 4% for the quarter while price and mix accounted for a 20% increase in sales. Currency translation had the effect of reducing sales by 7%.
Reported gross profit for the quarter, excluding ICO, was $46.2 million, a decrease of $6.0 million from the fourth quarter of last year. ICO accounted for $13.3 million of the current period gross profit. Currency translation had the effect of reducing gross profit by $4.2 million. Gross margin, including ICO, was 12.5% compared with 16.3% in the fourth quarter of last year. Excluding certain one-time charges and acquisition-related items, gross profit was $60.9 million compared with $52.3 million last year. ICO contributed $14.7 million to gross profit, excluding these items. In the quarter, the Company’s business in the Americas continued to see improvements in gross profit per pound and gross margin rates while the European business was impacted by higher raw material prices and manufacturing inefficiencies driven by the scarcity of certain raw materials as well as foreign currency translation.
Selling, general and administrative (SG&A) expense for the fiscal 2010 fourth quarter was $45.3 million, an increase of $3.5 million compared with the fiscal 2009 fourth quarter. ICO, excluding certain items, accounted for $11.3 million of SG&A for the quarter while the translation effect of foreign exchange reduced SG&A by $2.6 million. Other items reducing SG&A were bonus accrual adjustments, bad debt accrual reversals and the impact of equity incentive programs.
For fiscal 2010, the Company reported net income of $43.9 million, or $1.57 per diluted share, compared with a net loss of $2.8 million, or $0.11 per share last year. Excluding certain one-time charges and acquisition-related items, net income was $48.2 million, or $1.72 per diluted share, for fiscal 2010, compared with $16.4 million, or $0.64 per diluted share, a year ago. EBITDA, excluding certain items, increased 71% to $92.8 million reflecting the profitability increases experienced during the fiscal year. Sales volume increased 21% for the full year to 1.6 billion pounds. Excluding ICO, which reported 239 million pounds sold, sales volume was up 3%, reflecting the slowly improving economic conditions the Company has recently experienced. The net income improvement was driven by the significant increase in gross profit for the full year reflecting cost reductions, margin improvement initiatives and market improvement.
Results in the following segment discussion exclude the one-time charges and acquisition-related items discussed above.
Europe, Middle East and Africa (“EMEA”) — In the fiscal 2010 fourth quarter, sales were $318.4 million, an increase of $82.4 million or 35% compared with the prior-year period. ICO accounted for $42.7 million of the sales increase while the translation effect of foreign exchange had the effect of reducing sales by $24.8 million. Volume for the quarter, excluding ICO, increased by 8%. Changes in prices and product mix increased sales by almost 20% compared with the same period last year.

Gross profit was reported at $37.6 million for the quarter, up slightly from last year, excluding the negative effect of foreign exchange. ICO contributed $4.4 million to the gross profit. EMEA’s gross profit percentage was down approximately 5.6 percentage points excluding ICO. Despite the strong increase in sales due to price and mix as discussed above, contribution margin per pound in Euros dropped 9% as the Company was not able to fully pass on cost increases during the quarter. Additionally, shortages of a few key raw materials drove an increase in manufacturing inefficiencies. The Company notes that raw material prices have begun to moderate while the Company has been increasing prices.
Operating income for the fiscal 2010 fourth quarter was $12.6 million compared with $14.7 million last year. ICO accounted for $0.5 million of the quarterly result. Foreign exchange had the effect of reducing operating profit by $1.7 million.
“Our EMEA operations had a strong year overall. Margins were good, price and product mix improved, and our strategic realignment initiatives favorably impacted capacity utilization,” Gingo said. “Over this raw material pricing cycle, we received significant benefit from lower raw material prices in our first quarter. However, this was offset in the fourth quarter, as margins were impacted by rising prices for raw materials which were not completely offset by our aggressive pricing actions for our products. We have worked hard to improve margins under current market conditions and have begun to see improved results as we move into fiscal 2011.”
The Americas — Combined operating income for the Americas, including discontinued operations, was $7.0 million during the quarter, compared with last year’s fourth-quarter loss of $1.4 million. ICO accounted for $4.0 million of that operating income. Gross profit for the fourth quarter more than doubled to $19.1 million from $8.3 million for the prior-year period. ICO accounted for $8.7 million of the increase in gross profit, with the remainder coming from margin improvement initiatives and mix. Volume was relatively flat. For the full year, the Americas, including discontinued operations, reported a total operating profit of $12.0 million, compared with a loss of $13.6 million a year ago, primarily driven by the stronger gross profit and, to a lesser extent, the ICO effect.
“The turnaround in our U.S. business, the continuing strength of our Mexican operations and the growth of our South American footprint combined to make fiscal 2010 a profitable one for the Americas,” Gingo said. “We will continue to manage this portion of our business aggressively by pursuing the many opportunities for our high-value products in this region, especially in the masterbatch and specialty powders markets.”
Asia Pacific — Sales were $33.0 million, an increase of approximately 130% for the quarter compared with the same period last year. Excluding ICO, sales were $17.8 million, up 25%. Volume excluding ICO increased almost 15%. Gross profits were $4.2 million compared with $2.5 million in the comparable quarter last year. ICO accounted for $1.6 million of the increase. Operating income was $0.5 million compared with income of $1.4 million for the prior-year quarter. ICO accounted for $0.1 million of the decline with the remainder coming from a realignment of cost allocations to more clearly reflect business practices going forward.

ICO — For the fiscal 2010 fourth quarter, the combined ICO businesses contributed approximately 183 million to pounds, $102 million to sales, $13.3 million to gross profit ($14.7 million excluding certain items) and $1.8 million to operating profit ($3.4 million excluding certain items). For the full year, ICO contributed 239.4 million to pounds, $134.2 million to sales, $15.6 million to gross profit ($19.5 million excluding certain items) and $0.8 million to operating income ($4.8 million excluding certain items). Non-operating purchase accounting adjustments increased the value of inventory, which led to $1.4 million of increased costs in the quarter and $3.9 million of increased costs for the full year, and reduced gross profit. This increase is excluded when the Company discusses results excluding certain adjustments. In addition, the Company has increased the value of ICO’s fixed assets and intangible assets. As a result, incremental non-cash depreciation and amortization expense was approximately $2.7 million during the quarter and $3.4 million for the May through August period. During the fourth quarter, the Company continued to refine its purchase accounting adjustments. As a result, the Company increased its estimated incremental 2011 depreciation and amortization expense from $7.0 million pre-tax estimated at the end of the third quarter to $10 million and from $5.6 million after tax to $8.6 million.
Cash Flow From Operations and Working Capital
The Company’s liquidity position improved during the quarter. Working capital, excluding ICO, dropped to 59 days from 60 days at the end of the third quarter. Including ICO, the Company reported 63 days of working capital. Net debt decreased to $31.9 million from $54.1 million at the end of the third quarter. In recognition of the Company’s strong cash position, the quarterly dividend was increased 3.3% to $0.155 per share. Cash flow from operations was $4.4 million for fiscal 2010, compared with $181.5 million for the previous year.
Fiscal 2011 Guidance and Business Outlook
“Although the long-term prospects for the global economy remain uncertain, we are optimistic that the gradual recovery of our overall markets will continue,” Gingo said. “With a full year of impact from our acquisitions, and the addition of Mash, we expect to see continued strong global growth as we build on the momentum we established in fiscal 2010. Although margin comparisons are likely to be unfavorable in the first quarter of fiscal 2011, due largely to the very favorable raw material pricing we saw in the fiscal 2010 first quarter and the moderating margin squeeze noted in the EMEA discussion above, we expect to make up the shortfall in the subsequent quarters of the year.”
Based on these expectations, the Company is establishing guidance for fiscal 2011 net income to be in the range of $57 million to $62 million. This net income assumes a euro exchange rate of $1.35, and incremental full-year amortization and depreciation, as a result of the ICO acquisition, of $10 million pre-tax or $8.6 million after tax and an incremental $1.0 million after-tax increase in interest expense due to higher rates expected in the Company’s new revolving credit agreement to be finalized early in the second quarter of fiscal 2011. The after-tax amortization and depreciation number, which is non-cash, is $3.0 million higher than the amount reported in the fiscal 2010 third quarter.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2010 fourth-quarter earnings can be accessed at 10 a.m. Eastern time on October 25, 2010, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. The most directly comparable GAAP financial measures are net income and net income per diluted share. Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 36 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_CN, FN
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended August 31,		Year ended August 31,
	2010	2009	2010	2009
	Unaudited
	(In thousands, except per share data)
Net sales	$476,224	$320,639	$1,590,443	$1,279,248
Cost of sales	416,736	268,409	1,357,575	1,109,211
Selling, general and administrative expenses	46,773	43,038	179,821	148,143
Interest expense	1,661	1,198	5,010	4,785
Interest income	(693)	(388)	(1,345)	(2,348)
Foreign currency transaction (gains) losses	485	573	874	(5,645)
Other (income) expense	(271)	405	(2,425)	(1,826)
Restructuring expense	2,545	2,435	5,054	8,665
Asset impairment	37	146	5,668	2,608
Curtailment (gains) losses	270	(196)	270	(2,805)

	467,543	315,620	1,550,502	1,260,788

Income from continuing operations before taxes	8,681	5,019	39,941	18,460
Provision for (benefit from) U.S. and foreign income taxes	565	1,607	(4,419)	6,931

Income from continuing operations	8,116	3,412	44,360	11,529
Income (loss) from discontinued operations, net of tax of $0	(225)	(11,086)	(239)	(13,956)

Net income (loss)	7,891	(7,674)	44,121	(2,427)
Noncontrolling interests	(10)	(208)	(221)	(349)

Net income (loss) attributable to A. Schulman, Inc.	7,881	(7,882)	43,900	(2,776)
Preferred stock dividends	—	(13)	—	(53)

Net income (loss) attributable to A. Schulman, Inc. common stockholders	$7,881	$(7,895)	$43,900	$(2,829)

Weighted-average number of shares outstanding:
Basic	31,329	25,812	27,746	25,790
Diluted	31,490	26,202	27,976	26,070

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Basic:
Income from continuing operations	$0.26	$0.12	$1.59	$0.43
Income (loss) from discontinued operations	(0.01)	(0.43)	(0.01)	(0.54)

Net income (loss) attributable to common stockholders	$0.25	$(0.31)	$1.58	$(0.11)

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Diluted:
Income from continuing operations	$0.26	$0.12	$1.58	$0.43
Income (loss) from discontinued operations	(0.01)	(0.42)	(0.01)	(0.54)

Net income (loss) attributable to common stockholders	$0.25	$(0.30)	$1.57	$(0.11)

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	August 31, 2010	August 31, 2009
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$122,754	$228,674
Accounts receivable, net	282,953	206,450
Inventories, average cost or market, whichever is lower	209,228	133,536
Prepaid expenses and other current assets	29,128	20,779

Total current assets	644,063	589,439

Other assets:
Deferred charges and other assets	31,883	26,816
Goodwill	84,064	11,577
Intangible assets	72,352	217

	188,299	38,610

Property, plant and equipment, at cost:
Land and improvements	30,891	16,236
Buildings and leasehold improvements	158,076	147,121
Machinery and equipment	357,270	345,653
Furniture and fixtures	37,078	39,581
Construction in progress	4,996	4,546

	588,311	553,137
Accumulated depreciation and investment grants of $744 in 2010 and $988 in 2009	349,348	383,697

Net property, plant and equipment	238,963	169,440

Total assets	$1,071,325	$797,489

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$60,876	$2,851
Accounts payable	195,977	147,476
U.S. and foreign income taxes payable	6,615	8,858
Accrued payrolls, taxes and related benefits	46,492	36,207
Other accrued liabilities	41,985	32,230

Total current liabilities	351,945	227,622

Long-term debt	93,834	102,254
Pension plans	86,872	69,888
Other long-term liabilities	25,297	22,800
Deferred income taxes	20,227	3,954
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — no shares in 2010 and 15 shares in 2009	—	2
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 47,690,024 shares in 2010 and 42,295,492 in August 31, 2009	47,690	42,295
Other capital	249,734	115,358
Accumulated other comprehensive income (loss)	(6,278)	38,714
Retained earnings	519,659	492,513
Treasury stock, at cost, 16,205,230 shares in 2010 and 16,207,011 shares in 2009	(322,777)	(322,812)

Total A. Schulman, Inc. stockholders’ equity	488,028	366,070
Noncontrolling interests	5,122	4,901

Total equity	493,150	370,971

Total liabilities and equity	$1,071,325	$797,489

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended August 31,
	2010	2009
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income (loss)	$44,121	$(2,427)
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	27,449	24,958
Deferred tax provision	(25,742)	(2,974)
Pension, postretirement benefits and other deferred compensation	10,739	4,728
Net (gains) losses on asset sales	96	740
Curtailment (gains) losses	270	(2,805)
Asset impairment	5,668	12,925
Changes in assets and liabilities:
Accounts receivable	(27,582)	91,218
Inventories	(43,067)	78,756
Accounts payable	21,621	(17,856)
Restructuring accrual	(4,620)	2,001
Income taxes	(4,639)	3,720
Accrued payrolls and other accrued liabilities	2,365	(1,582)
Changes in other assets and other long-term liabilities	(2,236)	(9,905)

Net cash provided from (used in) operating activities	4,443	181,497

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(18,977)	(24,787)
Proceeds from the sale of assets	6,570	950
Business acquisitions, net of cash acquired	(99,223)	—

Net cash used in investing activities	(111,630)	(23,837)

Provided from (used in) financing activities:
Cash dividends paid	(16,754)	(15,812)
Increase (decrease) in notes payable	3,975	(7,343)
Borrowings on revolving credit facilities	86,000	19,000
Repayments on revolving credit facilities	(32,500)	(19,000)
Repayments on long-term debt	(25,951)	—
Cash distributions to noncontrolling interest shareholders	—	(981)
Preferred stock redemption	(2)	(1,055)
Common stock issued, net	3,054	370
Releases (purchases) of treasury stock	35	(1,646)

Net cash provided from (used in) financing activities	17,857	(26,467)

Effect of exchange rate changes on cash	(16,590)	(247)

Net increase (decrease) in cash and cash equivalents	(105,920)	130,946

Cash and cash equivalents at beginning of period	228,674	97,728

Cash and cash equivalents at end of period	$122,754	$228,674

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three Months ended August 31,		Year ended August 31,
	2010	2009	2010	2009
	Unaudited		Unaudited
	(In thousands, except for %)		(In thousands, except for %)
Net sales to unaffiliated customers
EMEA	$318,416	$236,065	$1,142,523	$935,895
NAMB	42,408	30,263	132,276	108,474
NAEP	32,104	25,917	127,061	121,701
NARM	29,908	14,122	77,550	67,920
APAC	32,997	14,272	84,909	45,258
Bayshore	20,391	—	26,124	—

Total net sales to unaffiliated customers	$476,224	$320,639	$1,590,443	$1,279,248

Segment gross profit
EMEA	$37,602	$41,545	$177,010	$141,137
NAMB	5,814	3,592	17,204	8,279
NAEP	4,357	2,796	15,272	8,849
NARM	5,487	1,890	11,267	6,670
APAC	4,207	2,482	11,656	6,372
Bayshore	3,427	—	4,470	—

Total segment gross profit before certain items	60,894	52,305	236,879	171,307
Asset write-downs	—	(75)	(69)	(1,270)
Inventory step-up	(1,406)	—	(3,942)	—

Total gross profit	$59,488	$52,230	$232,868	$170,037

Segment operating income (loss) before certain items
EMEA	$12,638	$14,684	$69,393	$50,169
NAMB	3,770	1,926	11,232	2,809
NAEP	2,225	(713)	5,202	(4,641)
NARM	2,639	1,116	5,260	3,082
APAC	538	1,389	2,981	2,807
Bayshore	1,476	—	1,990	—
All other North America	(3,124)	(3,013)	(11,648)	(11,265)

Total segment operating income before certain items	20,162	15,389	84,410	42,961

Corporate and other	(4,543)	(4,859)	(20,538)	(18,438)
Interest expense, net	(968)	(810)	(3,665)	(2,437)
Foreign currency transaction gains (losses)	(485)	(573)	(874)	5,645
Other income (expense)	271	(405)	2,469	1,826
Asset write-downs	(37)	(221)	(5,737)	(3,878)
Costs related to acquisitions	(1,498)	—	(6,814)	—
Restructuring related	(2,815)	(3,502)	(5,368)	(7,219)
Inventory step-up	(1,406)	—	(3,942)	—

Income from continuing operations before taxes	$8,681	$5,019	$39,941	$18,460

Capacity utilization
EMEA	74%	82%	87%	75%
NAMB	79%	79%	74%	67%
NAEP	62%	74%	65%	63%
NARM	47%	n/a	46%	n/a
APAC	87%	81%	85%	61%
Bayshore	88%	n/a	88%	n/a
Worldwide	73%	81%	81%	72%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands except per share data)

Three Months ended	As	Asset	Costs related to	Restructuring	Inventory	Tax Benefits	Before Certain
August 31, 2010	Reported	Write-downs	Acquisitions	Related	Step-up	(Charges)	Items

Net sales	$476,224	$—	$—	$—	$—	$—	$476,224
Cost of sales	416,736	—	—	—	(1,406)	—	415,330
Selling, general and administrative expenses	46,773	—	(1,498)	—	—	—	45,275
Interest expense, net	968	—	—	—	—	—	968
Foreign currency transaction (gains) losses	485	—	—	—	—	—	485
Other (income) expense	(271)	—	—	—	—	—	(271)
Restructuring expense	2,545	—	—	(2,545)	—	—	—
Asset impairment	37	(37)	—	—	—	—	—
Curtailment (gains) losses	270	—	—	(270)	—	—	—

	467,543	(37)	(1,498)	(2,815)	(1,406)	—	461,787

Income from continuing operations before taxes	8,681	37	1,498	2,815	1,406	—	14,437
Provision for (benefit from) U.S. and foreign income taxes	565	11	6	778	415	967	2,742

Income from continuing operations	8,116	26	1,492	2,037	991	(967)	11,695
Income (loss) from discontinued operations, net of tax of $0	(225)	237	—	—	—	—	12

Net income	7,891	263	1,492	2,037	991	(967)	11,707
Noncontrolling interests	(10)	—	—	—	—	—	(10)

Net income attributable to A. Schulman, Inc.	7,881	263	1,492	2,037	991	(967)	11,697
Preferred stock dividends	—	—	—	—	—	—	—

Net income attributable to A. Schulman, Inc. common stockholders	$7,881	$263	$1,492	$2,037	$991	$(967)	$11,697

Diluted EPS impact	$0.25						$0.37

Weighted-average number of shares outstanding — diluted	31,490						31,490

Three Months ended	As	Asset	Costs related to	Restructuring	Inventory	Tax Benefits	Before Certain
August 31, 2009	Reported	Write-downs	Acquisitions	Related	Step-up	(Charges)	Items

Net sales	$320,639	$—	$—	$—	$—	$—	$320,639
Cost of sales	268,409	(75)	—	—	—	—	268,334
Selling, general and administrative expenses	43,038	—	—	(1,263)	—	—	41,775
Interest expense, net	810	—	—	—	—	—	810
Foreign currency transaction (gains) losses	573	—	—	—	—	—	573
Other (income) expense	405	—	—	—	—	—	405
Restructuring expense	2,435	—	—	(2,435)	—	—	—
Asset impairment	146	(146)	—	—	—	—	—
Curtailment (gains) losses	(196)	—	—	196	—	—	—

	315,620	(221)	—	(3,502)	—	—	311,897

Income from continuing operations before taxes	5,019	221	—	3,502	—	—	8,742
Provision for U.S. and foreign income taxes	1,607	70	—	708	—	—	2,385

Income from continuing operations	3,412	151	—	2,794	—	—	6,357
Income (loss) from discontinued operations, net of tax of $0	(11,086)	10,317	—	20	—	—	(749)

Net income (loss)	(7,674)	10,468	—	2,814	—	—	5,608
Noncontrolling interests	(208)	—	—	—	—	—	(208)

Net income (loss) attributable to A. Schulman, Inc.	(7,882)	10,468	—	2,814	—	—	5,400
Preferred stock dividends	(13)	—	—	—	—	—	(13)

Net income (loss) attributable to A. Schulman, Inc. common stockholders	$(7,895)	$10,468	$—	$2,814	$—	$—	$5,387

Diluted EPS impact	$(0.30)						$0.21

Weighted-average number of shares outstanding — diluted	26,202						26,202

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands except per share data)

	As	Asset	Costs related to	Restructuring	Inventory	Tax Benefits	Before Certain
Year ended August 31, 2010	Reported	Write-downs	Acquisitions	Related	Step-up	(Charges)	Items

Net sales	$1,590,443	$—	$—	$—	$—	$—	$1,590,443
Cost of sales	1,357,575	(69)	—	—	(3,942)	—	1,353,564
Selling, general and administrative expenses	179,821	—	(6,814)	—	—	—	173,007
Interest expense, net	3,665	—	—	—	—	—	3,665
Foreign currency transaction (gains) losses	874	—	—	—	—	—	874
Other (income) expense	(2,425)	—	—	(44)	—	—	(2,469)
Restructuring expense	5,054	—	—	(5,054)	—	—	—
Asset impairment	5,668	(5,668)	—	—	—	—	—
Curtailment (gains) losses	270			(270)			—

	1,550,502	(5,737)	(6,814)	(5,368)	(3,942)	—	1,528,641

Income from continuing operations before taxes	39,941	5,737	6,814	5,368	3,942	—	61,802
Provision for (benefit from) U.S. and foreign income taxes	(4,419)	127	6	1,198	1,036	15,448	13,396

Income from continuing operations	44,360	5,610	6,808	4,170	2,906	(15,448)	48,406
Income (loss) from discontinued operations, net of tax of $0	(239)	237	—	—	—	—	(2)

Net income	44,121	5,847	6,808	4,170	2,906	(15,448)	48,404
Noncontrolling interests	(221)	—	—	—	—	—	(221)

Net income attributable to A. Schulman, Inc.	43,900	5,847	6,808	4,170	2,906	(15,448)	48,183
Preferred stock dividends	—	—	—	—	—	—	—

Net income attributable to A. Schulman, Inc. common stockholders	$43,900	$5,847	$6,808	$4,170	$2,906	$(15,448)	$48,183

Diluted EPS impact	$1.57						$1.72

Weighted-average number of shares outstanding -diluted	27,976						27,976

	As	Asset	Costs related to	Restructuring	Inventory	Tax Benefits	Before Certain
Year ended August 31, 2009	Reported	Write-downs	Acquisitions	Related	Step-up	(Charges)	Items

Net sales	$1,279,248	$—	$—	$—	$—	$—	$1,279,248
Cost of sales	1,109,211	(1,270)	—	—	—	—	1,107,941
Selling, general and administrative expenses	148,143	—	—	(1,359)	—	—	146,784
Interest expense, net	2,437	—	—	—	—	—	2,437
Foreign currency transaction (gains) losses	(5,645)	—	—	—	—	—	(5,645)
Other (income) expense	(1,826)	—	—	—	—	—	(1,826)
Restructuring expense	8,665	—	—	(8,665)	—	—	—
Asset impairment	2,608	(2,608)	—	—	—	—	—
Curtailment (gains) losses	(2,805)	—	—	2,805	—	—	—

	1,260,788	(3,878)	—	(7,219)	—	—	1,249,691

Income from continuing operations before taxes	18,460	3,878	—	7,219	—	—	29,557
Provision for U.S. and foreign income taxes	6,931	479	—	1,724	—	—	9,134

Income from continuing operations	11,529	3,399	—	5,495	—	—	20,423
Income (loss) from discontinued operations, net of tax of $0	(13,956)	10,317	—	20	—	—	(3,619)

Net income (loss)	(2,427)	13,716	—	5,515	—	—	16,804
Noncontrolling interests	(349)	—	—	—	—	—	(349)

Net income (loss) attributable to A. Schulman, Inc.	(2,776)	13,716	—	5,515	—	—	16,455
Preferred stock dividends	(53)	—	—	—	—	—	(53)

Net income (loss) attributable to A. Schulman, Inc. common stockholders	$(2,829)	$13,716	$—	$5,515	$—	$—	$16,402

Diluted EPS impact	$(0.11)						$0.64

Weighted-average number of shares outstanding -diluted	26,070						26,070

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
EBITDA Excluding Certain Items Reconciliation
Unaudited
(In thousands except per share data)

	Three Months	Three Months
	ended	ended	Year ended	Year ended
	August 31, 2010	August 31, 2009	August 31, 2010	August 31, 2009

Income from continuing operations before taxes	$8,681	$5,019	$39,941	$18,460

Adjustments (pretax):
Depreciation and amortization	9,957	5,599	27,380	22,269
Interest expense, net	968	810	3,665	2,437
Asset write-downs	37	221	5,737	3,878
Costs related to acquisitions	1,498	—	6,814	—
Restructuring related	2,815	3,502	5,368	7,219
Inventory step-up	1,406	—	3,942	—

EBITDA excluding certain items	$25,362	$15,151	$92,847	$54,263